Exhibit 99.3

PROXY

OPGEN, INC.
708 Quince Orchard Road, Suite 205
Gaithersburg, MD 20878

SPECIAL MEETING OF STOCKHOLDERS – MARCH 10, 2020
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of OpGen, Inc. hereby constitutes and appoints Evan Jones and Timothy C. Dec as attorneys and proxies, with full power of substitution, to appear, attend and vote all of the shares of common stock and/or standing in the name of the undersigned at a Special Meeting of Stockholders to be held at the offices of Ballard Spahr LLP located at 1909 K Street, NW, 12th Floor, Washington, DC 20006 on March 10, 2020, beginning at 10:00 a.m., local time, and at any adjournment or adjournments thereof, upon the following:

Proposal One: To approve the business combination transaction pursuant to an Implementation Agreement dated September 4, 2019, by and among OpGen, Inc., Curetis N.V., a public company with limited liability under the Laws of the Netherlands, and Crystal GmbH, a private limited liability company organized under the laws of the Federal Republic of Germany and wholly owned subsidiary of OpGen, Inc.

For / /	Against / /	Abstain / /

Proposal Two: To approve the issuance or reservation for issuance of 2,662,564 shares of the Common Stock to be issued or reserved for issuance in connection with the transaction contemplated by the Implementation Agreement in accordance with the Implementation Agreement and as required by and in accordance with the applicable rules of The Nasdaq Capital Market.

For / /	Against / /	Abstain / /

Proposal Three: To approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, OpGen, Inc. is not authorized to consummate the transactions contemplated by Proposals No. One and Two.

For / /	Against / /	Abstain / /

The undersigned hereby revokes any proxies as to said shares heretofore given by the undersigned and ratifies and confirms all that said proxy lawfully may do by virtue hereof.

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED HEREON WITH RESPECT TO THE ABOVE PROPOSALS, BUT IF NO SPECIFICATION IS MADE THEY WILL BE VOTED FOR THE PROPOSALS LISTED ABOVE.  THE ABOVE-NAMED ATTORNEYS AND PROXIES SHALL HAVE THE DISCRETION TO VOTE YOUR SHARES AS TO ANY ADDITIONAL MATTER PROPERLY PRESENTED AT THE SPECIAL MEETING.

Please mark, date and sign exactly as your name appears hereon, including designation as executor, trustee, etc., if applicable, and return the proxy in the enclosed postage-paid envelope as promptly as possible. It is important to return this proxy properly signed in order to exercise your right to vote if you do not attend the meeting and vote in person. A corporation must sign in its name by the president or other authorized officer. All co-owners and each joint owner must sign.

Date: _______________
Signature(s)

Address if different from that on envelope:

Street Address

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Please check if you intend to be present at the Special Meeting: ____